Exhibit 1.1

Execution Version

CEMEX, S.A.B. DE C.V.

U.S. $1,500,000,000

5.750% SENIOR NOTES DUE 2036

UNDERWRITING AGREEMENT

June 2, 2026

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

as Representatives of the several Underwriters

Ladies and Gentlemen:

Cemex, S.A.B. de C.V., a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (“Cemex”), proposes to issue and sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, $1,500,000,000 aggregate principal amount of its 5.750% senior notes due 2036 (the “Notes”). The Notes will be unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) by Cemex Corp. (the “Note Guarantor”). The Securities will be issued pursuant to the indenture, to be dated as of June 5, 2026 (the “Base Indenture”), by and between Cemex and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by the first supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to be dated as of June 5, 2026, by and among Cemex, the Note Guarantor and the Trustee.

To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. The use of the neuter in this underwriting agreement (this “Agreement”) shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 28 hereof.

As used in this Agreement, the “Registration Statement” means the registration statement referred to in paragraph 1(a) hereof, including the exhibits, schedules and financial statements and any prospectus supplement relating to the Securities that is filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and deemed part of such registration statement pursuant to Rule 430B under the Securities Act, as amended on each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or become effective (the “Effective Date”); the “Base Prospectus” means the base prospectus referred to in paragraph 1(a) hereof contained in the Registration Statement at the date and time that this Agreement is executed and delivered by the parties hereto (the “Execution Time”); a “Preliminary Prospectus” means any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) hereof which is used prior to the filing of the Final Prospectus, together with the Base Prospectus; and the “Final Prospectus” means the prospectus supplement relating to the Securities that is first filed pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”) after the Execution Time, together with the Base Prospectus. The Base Prospectus, jointly with any Preliminary Prospectus and Final Prospectus, will be hereinafter referred as the “Prospectus.”

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 which were filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

As used in this Agreement, the “Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) any issuer free writing prospectus, as defined in Rule 433 under the Securities Act (an “Issuer Free Writing Prospectus”), identified in Schedule II hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto and (v) any other free writing prospectus, as defined in Rule 405 under the Securities Act (a “Free Writing Prospectus”), that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

1. Representations and Warranties. Cemex and the Note Guarantor, jointly and severally, represent and warrant to each Underwriter as set forth below in this Section 1.

(a) Cemex meets the requirements for use of Form F-3 under the Securities Act and has prepared and filed with the Commission an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (with file number 333-296381) on Form F-3, including a related Base Prospectus, for the registration of the offering and sale of the Securities under the Securities Act. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. Cemex may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. Cemex will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b) after the Execution Time. As filed, such final prospectus supplement shall contain all information required by the Securities Act and the rules thereunder and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as Cemex has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x) under the Securities Act. The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

(b) (i) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the respective rules thereunder, and Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”); and (ii) when filed with the Commission, the documents incorporated by reference in each of the Registration Statement, the Base Prospectus, any Preliminary Prospectus and the Final Prospectus, conformed in all material respects to the requirements of the Exchange Act;

(c) (i) On each Effective Date, at the Execution Time and on the Closing Date, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; (ii) on the Effective Date and on the Closing Date, the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and (iii) on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Cemex makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to Cemex by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(d) As of the Execution Time, (i) the Disclosure Package and (ii) any deal road show presentations (electronic or otherwise), when taken together as a whole with the Disclosure Package, do not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to Cemex by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

(e) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time Cemex or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), Cemex was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. Cemex agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(f) (i) At the earliest time after the filing of the Registration Statement that Cemex or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) under the Securities Act and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), Cemex was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that Cemex be considered an Ineligible Issuer.

(g) Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein, and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to Cemex by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

(h) [Reserved.]

(i) Cemex is a “foreign private issuer” as defined in Rule 405 under the Securities Act.

(j) Neither Cemex nor the Note Guarantor is, nor after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will be, an “investment company” as defined in the Investment Company Act.

(k) Neither Cemex nor the Note Guarantor has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of Cemex or such Note Guarantor (except as contemplated in this Agreement).

(l) Neither Cemex nor the Note Guarantor has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of Cemex or such Note Guarantor to facilitate the sale or resale of the Securities.

(m) Each of Cemex and the Note Guarantor has been duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it is chartered or organized, with power and authority to own or lease, as the case may be, and to operate its properties and conduct its businesses as described in the Disclosure Package and the Final Prospectus, and, if applicable, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification or such person is subject to no material liability or disability by reason of the failure to be so qualified.

(n) Since the date of the most recent financial statements of Cemex included or incorporated by reference in each of the Registration Statement and the Disclosure Package, (i) there has not been any material change in the capital stock, long-term debt, notes payable or current portion of long-term debt of Cemex or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by Cemex on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, condition (financial or otherwise), stockholders’ equity, results of operations or prospects of Cemex and its Subsidiaries taken as a whole (a “Material Adverse Change”); (ii) neither Cemex nor any of its Subsidiaries has entered into any transaction or agreement that is material to Cemex and its Subsidiaries individually or taken as a whole or incurred any liability or obligation, direct or contingent, that is material to Cemex and its Subsidiaries individually or taken as a whole, whether or not arising from transactions in the ordinary course of business; and (iii) neither Cemex nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, in each case, other than as described in the Pricing Disclosure Package.

(o) All the outstanding shares of capital stock or other equity interests of Cemex have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Prospectus, all outstanding shares of capital stock or other equity interests of Cemex’s significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) are owned by Cemex either directly or through wholly-owned and majority-owned Subsidiaries, free and clear of any security interest, claim, lien or encumbrance.

(p) [Reserved.]

(q) (i) The statements set forth in the Preliminary Prospectus and the Final Prospectus under the headings “Taxation”, “Description of the Notes” and “Description of Debt Securities and Guarantees” and (ii) the statements in Cemex’s annual report on Form 20-F for the year ended December 31, 2025 filed on April 24, 2026 (the “2025 Annual Report”), under “Item 4—Information on the Company—Regulatory Matters and Legal Proceedings,” together with the statements in Cemex’s report on Form 6-K furnished to the Commission on June 1, 2026 (the “June 6-K”), under the heading “Recent Developments—Recent Developments Relating to Our Regulatory Matters and Legal Proceedings”, in each case incorporated by reference into the Disclosure Package and the Final Prospectus insofar as they purport to describe laws, legal matters, documents and legal proceedings referred to therein, fairly summarize the matters therein described in all material respects.

(r) (i) This Agreement has been duly authorized, executed and delivered by Cemex and the Note Guarantor; (ii) the Base Indenture has been duly authorized by Cemex and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by Cemex, will constitute a legal, valid, binding instrument, enforceable against Cemex in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, concurso mercantil, quiebra, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); (iii) when executed and delivered by Cemex and the Note Guarantor, the Supplemental Indenture, including the Guarantee provided therein by the Note Guarantor, will have been authorized, executed and delivered by Cemex and the Note Guarantor, and will constitute a legal, valid, binding instrument enforceable against Cemex and the Note Guarantor in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, concurso mercantil, quiebra, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); (iv) the Notes have been duly authorized by Cemex and the Guarantee has been duly authorized by the Note Guarantor; (v) when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters, the Notes will have been duly executed and delivered by Cemex and will constitute the legal, valid and binding obligations of Cemex entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, concurso mercantil, quiebra, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and (vi) the Securities will conform to the descriptions thereof in the Disclosure Package and the Final Prospectus in all material respects.

(s) On the Closing Date, the Indenture will be duly qualified under, and will conform in all material respects to, the requirements of the Trust Indenture Act, and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(t) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except (i) such as have been obtained under the Securities Act and the Trust Indenture Act, (ii) such as may be required under the blue sky laws or any other state or foreign securities laws of any jurisdiction in which the Securities are offered and sold, (iii) for the approval of the Securities for listing on the New York Stock Exchange (the “NYSE”), (iv) for the notice to be given to the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) under Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulation thereunder, in respect of the issuance and offering of the Securities, and (v) for the notice to be given to the Mexican Tax Administration Service (Servicio de Administración Tributaria) under applicable tax law and regulations, in respect of the issuance of the Securities and of the principal terms and conditions of the offering and the Securities.

(u) None of the execution and delivery of this Agreement and the Indenture, the issuance and sale of the Securities, or the consummation of any other of the transactions herein or therein contemplated or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of Cemex or any of its Subsidiaries pursuant to, (i) the estatutos sociales, charter or by-laws or comparable constituting documents of Cemex or any of its Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Cemex or any of its Subsidiaries is a party or bound or to which its or their property is subject (including the Credit Agreements), or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Cemex or any of its Subsidiaries or any of its or their properties, which conflict, breach, violation or imposition would, in the case of clauses (ii) and (iii) above, either individually or in the aggregate with all other conflicts, breaches, violations and impositions referred to in this paragraph (if any), have (x) a Material Adverse Effect (as defined below) or (y) a material adverse effect upon the transactions contemplated herein.

(v) The consolidated historical financial statements and schedules of Cemex and its consolidated Subsidiaries incorporated by reference in the Disclosure Package and the Final Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of Cemex and its consolidated Subsidiaries as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with IFRS applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data set forth under the caption “Selected Consolidated Financial Information” in each of Cemex’s 2025 Annual Report and the June 6-K incorporated by reference in the Disclosure Package and the Final Prospectus present, on the basis stated in the Disclosure Package and the Final Prospectus, the information included therein.

(w) No action, suit or proceeding by or before any court or governmental, regulatory or administrative authority or agency, authority or body or any arbitrator involving Cemex or any of its Subsidiaries or their respective property is pending or, to the best knowledge of Cemex, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement and the Indenture, or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of Cemex and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (collectively the events described in (i) and (ii) above, a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(x) Each of Cemex and its Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted except (i) for such properties the loss of which would not reasonably be expected to result in a Material Adverse Effect and (ii) as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(y) Neither Cemex nor any of its Subsidiaries is in violation or default of (i) any provision of its charter, by-laws or estatutos sociales or comparable constituting documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject (including the Credit Agreements), or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to Cemex or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Cemex or any of its Subsidiaries or any of their respective properties, as applicable, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(z) KPMG Cárdenas Dosal, S.C. (“KPMG”), which has audited certain financial statements of Cemex and its consolidated Subsidiaries and delivered their report with respect to the audited consolidated financial statements incorporated by reference in the Disclosure Package and the Final Prospectus, are independent auditors with respect to Cemex and its consolidated Subsidiaries within the meaning of the Securities Act and in accordance with the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(aa) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(bb) Cemex and each of its Subsidiaries have filed all applicable tax returns that are required to be filed by them or have requested extensions of the period applicable for the filing of such returns (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time)) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(cc)  No labor problem or dispute with the employees of Cemex or any of its Subsidiaries exists or is threatened or imminent, and Cemex is not aware of any existing or imminent labor disturbance by the employees of any of its Subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(dd) No Subsidiary of Cemex is currently prohibited, directly or indirectly, from paying any dividends to Cemex, from making any other distribution on such Subsidiary’s capital stock or ownership interest, from repaying to Cemex any loans or advances to such Subsidiary from Cemex or from transferring any of such Subsidiary’s property or assets to Cemex or any other Subsidiary of Cemex, except for certain contractual prohibitions that are not material individually or in the aggregate, and except as described in or contemplated in the Disclosure Package or the Final Prospectus (in each case, exclusive of any amendment or supplement thereto after the Execution Time).

(ee) Cemex and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring Cemex or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; Cemex and its Subsidiaries are in compliance in all material respects with the terms of such policies and instruments; there are no material claims by Cemex or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither Cemex nor any of its Subsidiaries has been refused any material insurance coverage sought or applied for; and neither Cemex nor any of its Subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(ff) Cemex and each of its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except to the extent that the failure to have such license, certificate, permit or authorization would not reasonably be expected to have a Material Adverse Effect and except as described in or contemplated in the Disclosure Package or the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time), and neither Cemex nor any of its Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(gg) Cemex and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package and the Final Prospectus is in compliance with the SEC’s published rules, regulations and guidelines applicable thereto. Cemex and each of its Subsidiaries maintain an effective system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by Cemex’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting, and neither Cemex nor any of its Subsidiaries is aware of any material weakness in its internal control over financial reporting.

(hh) Cemex and each of its Subsidiaries maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

(ii) Cemex and its Subsidiaries are (i) in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time). Except as set forth in the Disclosure Package and the Final Prospectus, neither (i) Cemex nor any of its non-U.S. Subsidiaries and (ii) since January 1, 2012, none of Cemex’s U.S. Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, except where status as a “potentially responsible party” would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(jj) In the ordinary course of its business, Cemex periodically reviews the effect of Environmental Laws on the business, operations and properties of Cemex and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, Cemex has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(kk) There is and has been no failure on the part of Cemex and, to the knowledge of the Company and the Note Guarantor, any of Cemex’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection thereunder, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(ll) The operations of Cemex and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Mexican Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita, the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where Cemex or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving Cemex or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of Cemex or the Note Guarantor, threatened; except, in each case, for matters under investigation by the U.S. Department of Justice and the staff of the Commission as disclosed in “Item 4—Information on the Company—Regulatory Matters and Legal Proceedings—Other Legal Proceedings—Maceo Colombia—Legal Proceedings in Colombia” in the 2025 Annual Report). Cemex and its Subsidiaries have implemented and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all applicable Money Laundering Laws.

(mm) [Reserved.]

(nn) None of Cemex, any of its Subsidiaries, the directors of Cemex or the Note Guarantor or, to the knowledge of Cemex or the Note Guarantor, any director of Cemex’s Subsidiaries (other than the Note Guarantor), officer, agent, employee, or Affiliate or other person associated with or acting on behalf of Cemex or any of its Subsidiaries is, or is controlled or 50% or more owned in the aggregate by, or is acting on behalf of, one or more individuals or entities that are currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (such sanctions, collectively, “Sanctions” and such persons, “Sanctioned Persons”), including, without limitation, the designation as a “specially designated national” or “blocked person” by the U.S. Government, nor is Cemex, any of its Subsidiaries or the Note Guarantor located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (each, a “Sanctioned Country”), including, without limitation, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson regions, the Crimea region of Ukraine and any other Sanctioned Country; and Cemex will not directly or indirectly, use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an Underwriter, advisor, investor or otherwise) of Sanctions. Since April 24, 2019, neither Cemex nor any of its Subsidiaries has knowingly engaged in, nor is currently knowingly engaged in, any dealings or transactions with any person or entity that, at the time of such dealing or transaction, was or is the subject of Sanctions or located in a Sanctioned Country. Cemex and its subsidiaries have implemented and maintain policies and procedures reasonably designed to prevent dealings or transactions with any such persons or entities that is the subject of Sanctions or located in a Sanctioned Country.

(oo) None of Cemex, any of its Subsidiaries, the directors of Cemex or the Note Guarantor or, to the knowledge of Cemex or the Note Guarantor, any director of Cemex’s Subsidiaries (other than the Note Guarantor), officer, agent, employee, Affiliate or other person associated with or acting on behalf of Cemex or any of its Subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Mexican Ley General del Sistema Nacional Anticorrupción, the Mexican Federal Criminal Code (Código Penal Federal), the Mexican Ley General de Responsabilidades Administrativas (jointly, the “Mexican Anticorruption Laws”), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom (the “U.K. Bribery Act”), or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, except, in each case, for matters under investigation by the U.S. Department of Justice and the staff of the Commission, as disclosed under the heading “Investigations related to ongoing matters in Colombia and certain other countries” in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time). Cemex and its Subsidiaries have instituted, and maintain and enforce, policies and procedures reasonably designed to promote and ensure compliance in all material respects with all applicable anti-bribery and anti-corruption laws. Cemex will not directly or indirectly use the proceeds of the offering of the Securities hereunder in violation of the FCPA, the U.K. Bribery Act, the Mexican Anticorruption Laws, or any similar applicable law.

(pp) On the Closing Date, after giving effect to the offering of the Securities, Cemex and its Subsidiaries, on a consolidated basis, will be Solvent.

(qq) Any certificate signed by any officer of Cemex or the Note Guarantor and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by Cemex and the Note Guarantor, as to matters covered thereby, to each Underwriter.

(rr) To Cemex’s knowledge, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to Cemex or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by Cemex and its Subsidiaries, and any such data processed or stored by third parties on behalf of Cemex and its Subsidiaries), equipment or technology (collectively, “IT Systems and Data”), except for those that have been remediated without material cost or liability or the duty to notify any other person. Neither Cemex nor its Subsidiaries have been notified of, and have no knowledge of any event or condition that would result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data. Cemex and its Subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. Cemex and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, Cemex agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from Cemex, at a purchase price of 99.097%, of the principal amount of the Notes, plus accrued interest, if any, from June 5, 2026, to the Closing Date, the principal amount of Securities set forth opposite such Underwriter’s name in Schedule I hereto. The Underwriters may acquire the Securities through any of their Affiliates.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on June 5, 2026, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and Cemex or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of Cemex by wire transfer payable in same-day funds to the account specified by Cemex. Delivery of the Securities shall be made through the facilities of The Depository Trust Company (“DTC”) and any other relevant clearing system unless the Representatives shall otherwise instruct.

4. Offering by Underwriters. (a) It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Final Prospectus.

(b) Each Underwriter, severally and not jointly, represents and warrants to and agrees with Cemex that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to Cemex or the Note Guarantor;

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

(iii) it has not offered, sold, or otherwise made available and will not offer, sell, or otherwise make available any Securities to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); (b) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129; and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

(iv) it has not offered, sold, distributed, or otherwise made available and will not offer, sell, distribute or otherwise make available any Securities to any retail investor in the United Kingdom. For the purposes of this provision the expression “retail investor” means a person who is (one or both) of the following: (a) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (b) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024; and the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities.

5. Agreements. Each of Cemex and the Note Guarantor agrees, jointly and severally, in each case with the several Underwriters:

(a) Prior to the termination of the offering of the Securities, Cemex will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless Cemex has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. Cemex will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. Cemex will promptly advise the Representatives (i) when the Final Prospectus, any supplement thereto, or any Issuer Free Writing Prospectus shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission or any other governmental or regulatory authority of any stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Preliminary Prospectus, the Final Prospectus, the Disclosure Package or any Issuer Free Writing Prospectus, or the institution or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act, (v) of the receipt by the Cemex of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (vi) of the receipt by Cemex of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. Cemex will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) Cemex will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule III hereto and will file such term sheet pursuant to Rule 433(d) within the time required by such rule.

(c) Cemex will not amend or supplement the Disclosure Package or the Final Prospectus other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives, which consent, following the Closing Date, may not be unreasonably withheld; provided, however, that prior to the completion of the distribution of the Securities by the Underwriters (as determined by the Representatives and communicated to Cemex) and the filing of the Final Prospectus, Cemex will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Prospectus unless, prior to such proposed filing, Cemex has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document. Cemex will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Prospectus shall have been filed with the Commission.

(d) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package or the Final Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Prospectus to comply with applicable law, Cemex will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Prospectus to the several Underwriters and counsel for the Underwriters without charge in such quantities as they may reasonably request.

(e) Without the prior written consent of the Representatives, Cemex will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Prospectus or any other offering materials prepared by or with the prior written consent of the Representatives.

(f) If, at any time when a prospectus relating to the Securities is required to be delivered under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, Cemex promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

(g) Cemex will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter, a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. Cemex will pay the expenses of printing or other production of all documents relating to the offering.

(h) As soon as practicable, Cemex will make generally available to its security holders and to the Representatives, an earnings statement or statements of Cemex and its Subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(i) Cemex will arrange, if necessary, for the qualification of the Securities for sale by the Underwriters under the laws of such jurisdictions as the Representatives may designate (including certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall Cemex be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. Cemex will promptly advise the Representatives of the receipt by it of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(j) As required under Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder, Cemex will, no later than one Business Day after the Closing Date, notify the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of the issuance and offering of the Securities as described herein and in the Disclosure Package and in the Final Prospectus and provide copies of the corresponding offering documents to the Mexican National Banking and Securities Commission within the time period required under the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder, and within the time period required under applicable regulations, notify the Mexican Tax Administration Service (Servicio de Administración Tributaria) under applicable tax law and regulations, in respect of the issuance of the Securities and of the principal terms and conditions of the offering and the Securities, and shall furnish copies of such notices to the Representatives and U.S. and Mexican special counsel to the Underwriters.

(k) [Reserved.]

(l) Cemex will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through DTC, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), as applicable, and any other relevant clearing system.

(m) Neither Cemex nor the Note Guarantor will, for a period of 10 days following the Execution Time, without the prior written consent of the Representatives, which consent shall not be unreasonably withheld, offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Cemex, the Note Guarantor, any Affiliate of Cemex or any person in privity with Cemex or the Note Guarantor, directly or indirectly, or announce the offering of, any debt securities in the international capital markets that are issued or guaranteed by Cemex or the Note Guarantor that are substantially similar to the Securities (other than the Securities and convertible subordinated or exchangeable securities of Cemex); provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to restrict the ability of Cemex or the Note Guarantor to offer, sell, contract to sell, pledge or otherwise dispose of or announce an offering of certificados bursátiles in the local Mexican market and to enter into securitization transactions.

(n) Cemex will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of Cemex to facilitate the sale or resale of the Securities.

(o) Cemex will, for a period of twelve months following the Execution Time, furnish to the Representatives (i) all reports or other communications (financial or other) generally made available to its shareholders, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of Cemex is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of Cemex as the Representatives may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of Cemex and its Subsidiaries are consolidated in reports furnished to its shareholders).

(p) Cemex will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, to the extent applicable to Cemex, and use its best efforts to cause Cemex’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act, to the extent applicable to Cemex.

(q) Cemex and the Note Guarantor agree, jointly and severally, to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the issuance of the Securities and the fees of the Trustee and any paying agent and transfer agent identified in the Indenture; (ii) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Prospectus and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance, delivery and settlement of the Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (v) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vi) the registration of the Securities under the Exchange Act and the listing of the Securities on NYSE; (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(i) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (ix) the transportation and other expenses incurred by or on behalf of Cemex’s representatives in connection with presentations to prospective purchasers of the Securities, including any travel, lodging or other expenses incurred in connection with any virtual or in-person roadshow presentations; (x) the fees and expenses of Cemex’s accountants and the fees and expenses of counsel (including local and special counsel) for Cemex and the Note Guarantor; (xi) the fees and expenses incurred in connection with the rating of the Securities by Standard & Poor’s and Fitch Ratings; and (xii) all other costs and expenses incident to the performance by Cemex and the Note Guarantor of their obligations hereunder.

(r) Cemex and the Note Guarantor agree, jointly and severally, to reimburse the Representatives, on behalf of the Underwriters, for all their reasonable expenses incurred in connection with the sale of the Securities provided for herein (including, without limitation, reasonable fees, disbursements and expenses of legal advisors as to U.S. and Mexican law for the Underwriters). The reimbursement obligations of Cemex in respect of the legal advisors for the Underwriters pursuant to this Section 5(r) and Section 7 hereof will be limited to $450,000 plus VAT, as applicable (excluding reimbursements in respect of disbursements and expenses of such legal advisors).

(s) Cemex agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with Cemex that, unless it has or shall have obtained, as the case may be, the prior written consent of Cemex, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus required to be filed by Cemex with the Commission or retained by Cemex under Rule 433 under the Securities Act (“Rule 433”), other than a free writing prospectus containing the information contained in the final term sheet specified in Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule II hereto. Any such free writing prospectus consented to by the Representatives or Cemex is hereinafter referred to as a “Permitted Free Writing Prospectus.” Cemex agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rule 164 under the Securities Act (“Rule 164”) and Rule 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(t) Cemex will apply the aggregate net proceeds from the offering of the Securities in the manner specified in the Disclosure Package and the Final Prospectus under the heading “Use of Proceeds.”

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of Cemex and the Note Guarantor contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of Cemex and the Note Guarantor made in any certificates pursuant to the provisions hereof, to the performance by Cemex and the Note Guarantor of its obligations hereunder and to the following additional conditions:

(a) (i) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); (ii) the final term sheet contemplated by Section 5(b) hereto and any other material required to be filed by Cemex pursuant to Rule 433(d) shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; (iii) the Registration Statement has become effective; (iv) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened, (v) no proceeding for the purpose of any of the foregoing clause (iv) or pursuant to Section 8A of the Securities Act against Cemex or in connection with the offering of the Securities shall be pending or, to the knowledge of Cemex, threatened by the SEC; (vi) and all requests for additional information on the part of the Commission shall have been complied with to the Representatives’ reasonable satisfaction.

(b) Cemex shall have requested and caused Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel to Cemex and the Note Guarantor, to furnish to the Representatives its corporate opinion, tax opinion, and negative assurance letter, each dated as of the Closing Date and addressed to the Representatives, in terms reasonably acceptable to the Representatives.

(c) Cemex shall have requested and caused Mr. Roger Saldaña Madero, General Counsel for Cemex, to furnish to the Representatives his written opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representatives, dated as of the Closing Date and addressed to the Representatives, in terms reasonably acceptable to the Representatives.

(d) The Representatives shall have received from Cleary Gottlieb Steen & Hamilton LLP and Galicia Abogados, S.C., special counsel for the Underwriters, such opinion or opinions, dated as of the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Prospectus (as amended or supplemented as of the Closing Date) and other related matters as the Representatives may reasonably require, and Cemex and the Note Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e) Cemex and the Note Guarantor shall have furnished to the Representatives a certificate of an executive officer or an attorney-in-fact of Cemex, dated as of the Closing Date, substantially in the form of Schedule IV attached hereto.

(f) At the Execution Time and at the Closing Date, Cemex shall have furnished to the Representatives a certificate, signed by the Executive Vice President of Finance and Administration and Chief Financial Officer of Cemex, dated respectively as of the Execution Time and as of the Closing Date, in terms reasonably acceptable to the Representatives.

(g) At the Execution Time and on the Closing Date, Cemex shall have requested and caused KPMG to furnish to the Representatives comfort letters, dated respectively as of the Execution Time and as of the Closing Date, addressed to the Representatives, in terms reasonably acceptable to the Representatives.

(h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto after the Execution Time) and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time), there shall not have been (i) any change, increase or decrease specified in the letter or letters referred to in paragraph (g) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of Cemex and its Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

(i) The Securities shall be eligible for clearance and settlement through DTC, Euroclear and Clearstream, as applicable, and any other relevant clearing system.

(j) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of Cemex’s or any of its Subsidiaries’ debt securities by Standard & Poor’s and Fitch Ratings or any notice given of any intended or potential decrease in any such rating. For the avoidance of doubt, any reiteration or reissuance of the outlook of a rating agency that was in place at the Execution Time shall not be considered a notice of an intended or potential decrease in a rating.

(k) Prior to the Closing Date, Cemex and the Note Guarantor shall have furnished to the Representatives such further information, certificates, and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to Cemex in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered under this Section 6 will be delivered electronically or at the office of counsel for the Underwriters, at Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attention: Duane McLaughlin and Manuel Silva Esq., on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of Cemex or the Note Guarantor to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, Cemex and the Note Guarantor, jointly and severally, agree to reimburse the Underwriters through the Representatives on demand for all expenses (including reasonable fees and disbursements of Underwriters’ counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution.

(a) Cemex and the Note Guarantor, jointly and severally, agree to indemnify and hold harmless each Underwriter, the directors, officers, employees, Affiliates and agents of each Underwriter and each person who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, Registration Statement or the Final Prospectus, or any amendment or supplement thereto, or any other written information, including any non-deal and deal road show presentations (electronic or otherwise) used by or on behalf of Cemex in connection with the offer or sale of the Securities, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Cemex and the Note Guarantor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Disclosure Package or the Final Prospectus, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with the written information provided in Section 8(b) hereof furnished to Cemex by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability that Cemex or the Note Guarantor may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless Cemex, each of its directors, each of its officers, and each person who controls Cemex within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from Cemex to each Underwriter, but only with reference to written information relating to such Underwriter furnished to Cemex by or on behalf of such Underwriter through the Representatives specifically for inclusion in the Disclosure Package or the Final Prospectus, or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. Cemex acknowledges that the statements set forth in (i) the last paragraph of the cover page regarding delivery of the Securities and (ii) the first sentence of the fourth paragraph under the section “Underwriting,” (b) the second sentence of the sixth paragraph under the section “Underwriting ”and (c) the eighth paragraph under the section “Underwriting,” in each case, in the Preliminary Prospectus and Final Prospectus, constitute the only information furnished in writing by or on behalf of the several Underwriters, expressly for inclusion in the Disclosure Package, the Final Prospectus or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party and/or other indemnified parties, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. If none of the conditions in clauses (i) through (iv) in the preceding sentence are satisfied as to any indemnified party, it is understood that the indemnifying party shall, in connection with any one such action, be liable for the reasonable fees and expenses of only one separate firm of attorneys in each jurisdiction (and in addition to any local counsel) at any time (other than reasonable overlapping of engagements) for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, Cemex and the Note Guarantor, jointly and severally, and the Underwriters, severally, agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively, “Losses”) to which Cemex, the Note Guarantor and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by Cemex and the Note Guarantor on the one hand and by the Underwriters on the other from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, Cemex and the Note Guarantor, jointly and severally, and the Underwriters, severally, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Cemex and the Note Guarantor on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by Cemex and the Note Guarantor shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by Cemex or the Note Guarantor, on the one hand, or the Underwriters, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Cemex, the Note Guarantor and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation, which does not take account of the equitable considerations referred to above. The Underwriters’ obligations to contribute pursuant to this paragraph (d) are several and not joint, and shall be in proportion to their respective commitments as set forth opposite to their names in Schedule I hereto. Notwithstanding the provisions of this paragraph (d), (i) in no case under this paragraph (d) shall any Underwriter be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Underwriter hereunder; and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls Cemex or the Note Guarantor within the meaning of either the Securities Act or the Exchange Act, each officer and each director of Cemex shall have the same rights to contribution as Cemex, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Underwriter or Cemex. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives and Cemex shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to Cemex and any non-defaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to Cemex prior to the time of delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities generally on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) or the NYSE shall have been suspended or limited or minimum prices shall have been established on either such exchange, (ii) a banking moratorium shall have been declared either by Mexican, U.S. federal or New York State authorities, or (iiii) there shall have occurred any outbreak or escalation of hostilities, declaration by Mexico or the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto after the Execution Time).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities, rights of contribution and other statements of Cemex and the Note Guarantor or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, Cemex, the Note Guarantor or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7, 8, 12, 13, 15, 17, 18 and 27 hereof shall survive the termination or cancellation of this Agreement.

12. Recognition of the U.S. Special Resolution Regimes.

(a)  In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)  In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 12, “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13. Notices. All communications hereunder shall be in writing and will be effective only upon receipt, and shall be mailed, hand delivered, couriered, or facsimiled and confirmed to the parties as follows:

if sent to Representatives, to:

c/o BofA Securities, Inc.

114 W47th Street

NY8-114-07-01

New York, NY 10036

Facsimile: (646) 855-5958

Attention: High Grade Transaction Management/Legal

Email: dg.hg_ua_notices@bofa.com

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attention: General Counsel

Facsimile Number: (646) 291-1469

c/o Credit Agricole Securities (USA) Inc.

1301 Avenue of the Americas, 8th Floor

New York, New York 10019

Attention: Debt Capital Markets

DCMNewYork@ca-cib.com

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Attention: Latin America - Debt Capital Markets

c/o Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020

Attention: Latin America Debt Capital Markets

BA_DCM_NOTICES@MIZUHOGROUP.COM

c/o SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, New York 10172

Attention: Latin America Debt Capital Markets

Email: NikkoGCNotices@smbcnikko-si.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Facsimile: +1 212-225-3999

Attention: Duane McLaughlin and Manuel Silva

or, if sent to Cemex, to:

Cemex, S.A.B. de C.V.

Avenida Ricardo Margáin Zozaya #325

Colonia Valle del Campestre

San Pedro Garza García, Nuevo León 66265, Mexico

Facsimile: +5281-8888-4054

E-mail: guillermof.hernandez@cemex.com

Attention: Legal Department

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Gregory Fernicola

Email: gregory.fernicola@skadden.com

14. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(m) hereof, no other person will have any right or obligation hereunder.

15. Jurisdiction. Each of the parties hereto hereby agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in any State or U.S. federal court in The City of New York and County of New York or in the courts of its own domicile in respect of actions brought against such party as a defendant, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding and waives the right to any other jurisdiction that it may be entitled to by reason of law, of its present or future domicile or any other reason. Cemex hereby appoints Cemex NY Corporation, with domicile at 590 Madison Avenue, 27th Floor, New York, New York 10022, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York. Cemex (i) represents and warrants that the Authorized Agent has accepted such appointment as provided herein and has agreed to act as said agent for service of process, (ii) agrees to take any and all action, including the execution and filing of any and all documents, that may be necessary to continue such appointment in full force and effect as aforesaid and (iii) represents and warrants that it has granted an irrevocable power of attorney for lawsuits and collections (poder irrevocable para pleitos y cobranzas) in favor of the Authorized Agent before a Mexican notary public. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon Cemex.

16. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between Cemex, the Note Guarantor and the Underwriters, or any of them, with respect to the subject matter hereof.

17. Applicable Law. This Agreement, and any claim, controversy or dispute relating to or arising out of this Agreement, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

18. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19. No Fiduciary Duty. Cemex hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between Cemex on the one hand and the Underwriters and any Affiliates through which they may be acting on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of Cemex and (c) Cemex’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, Cemex agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising Cemex on related or other matters). Cemex agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary, or similar duty to Cemex in connection with such transaction or the process leading thereto.

20. Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “$” is of the essence. To the fullest extent permitted by law, the obligation of the parties in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the obligated party, jointly and severally, will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the obligated party not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

21. Waiver of Immunity. To the extent that Cemex or the Note Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, Cemex and the Note Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

22. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

23. Taxes. Each payment of fees or any other amounts due to the Underwriters under this Agreement (including, without limitation, indemnification, and contribution payments) shall, except as required by applicable law, be made without withholding or deduction for or on account of any taxes imposed by any jurisdiction. If any taxes are required to be withheld or deducted from any such payment, Cemex and the Note Guarantor, jointly and severally, shall pay such additional amounts as may be necessary to ensure that the net amount actually received by the Underwriters, after such withholding or deduction is equal to the amount that the Underwriters would have received had no such withholding or deduction been required. Cemex and/or the Note Guarantor shall pay any such applicable taxes and, at the reasonable request of the Underwriters, shall provide evidence of payment of taxes when due (which may be copies of any tax returns filed).

24. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

25. ESIGN. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

26. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

27. Compliance with USA PATRIOT Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including Cemex, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

28. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York or Mexico City.

“Credit Agreements” shall mean (i) the credit agreement, dated as of October 29, 2021, by and among Cemex, as borrower, BNP PARIBAS, BofA Securities, Inc., Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A., as joint book runners and joint lead arrangers, the financial institutions party thereto as other lenders, Citibank, N.A., as administrative agent, and ING Capital LLC, as sustainability structuring agent, as amended by that certain first amendment, dated June 5, 2023, and as further amended by that certain second amendment, dated October 30, 2023; (ii) the credit agreement, dated as of October 7, 2022, by and among Cemex, as borrower, BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México (“BBVA Mexico”), as administrative agent and sustainability structuring agent, BBVA Mexico, BNP PARIBAS, Citigroup Global Markets Inc. and Mizuho Bank Ltd., New York Branch, as joint book runners and joint lead arrangers, the financial institutions party thereto as other lenders, as amended by that first amendment, dated April 11, 2024 and (iii) the credit agreement, dated as of May 28, 2026, by and among Cemex, as borrower, Citibank, N.A., as administrative agent, ING Capital LLC, as sustainability structuring agent, BNP Paribas Securities Corp, as global coordinator, joint lead arranger and joint bookrunner, the other financial institutions party thereto as joint book runners and joint lead arrangers, and the financial institutions party thereto as lenders.

“IFRS” shall mean IFRS Accounting Standards as issued by the International Accounting Standards Board.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Solvent” shall mean, with respect to any person on any date of determination, that on such date, the value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person.

“Subsidiary” shall have the meaning set forth in Rule 405 under the Securities Act.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among Cemex, the Note Guarantor and the several Underwriters.

Very truly yours,

Cemex, S.A.B. de C.V.

By:	/s/ Fernando José Reiter Landa
Name: Fernando José Reiter Landa
Title: Attorney-in-fact

Cemex Corp.

By:	/s/ Fernando José Reiter Landa
Name: Fernando José Reiter Landa
Title: Attorney-in-fact

[Signature page to Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date specified in Schedule I hereto.

By:	BofA Securities, Inc.

By:	/s/ Jorge Ortiz de la Peña Muller
Name: Jorge Ortiz de la Peña Muller
Title: Managing Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature page to Underwriting Agreement]

By:	Citigroup Global Markets Inc.

By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Managing Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature page to Underwriting Agreement]

By:	Credit Agricole Securities (USA) Inc.

By:	/s/ Rodrigo Gonzalez
Name: Rodrigo Gonzalez
Title: Managing Director

By:	/s/ David Travis
Name: David Travis
Title: Managing Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature page to Underwriting Agreement]

By:	J.P. Morgan Securities LLC

By:	/s/ Feler Lane
Name: Feler Lane
Title: Executive Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature page to Underwriting Agreement]

By:	Mizuho Securities USA LLC

By:	/s/ Rodrigo Garcia de Leon Ferrer
Name: Rodrigo Garcia de Leon Ferrer
Title: Managing Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature page to Underwriting Agreement]

By:	SMBC Nikko Securities America, Inc.

By:	/s/ Andrew Giaimo
Name: Andrew Giaimo
Title: Managing Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature page to Underwriting Agreement]

SCHEDULE I

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	$107,143,000
Citigroup Global Markets Inc.	$107,143,000
Credit Agricole Securities (USA) Inc.	$107,143,000
J.P. Morgan Securities LLC	$107,143,000
Mizuho Securities USA LLC	$107,143,000
SMBC Nikko Securities America, Inc.	$107,143,000
BBVA Securities Inc.	$107,143,000
BNP Paribas Securities Corp.	$107,143,000
Citizens JMP Securities, LLC	$107,143,000
HSBC Securities (USA) Inc.	$107,143,000
ING Financial Markets LLC	$107,143,000
Intesa Sanpaolo IMI Securities Corp.	$107,143,000
Morgan Stanley & Co. LLC	$107,142,000
Scotia Capital (USA) Inc.	$107,142,000

Total	$1,500,000,000

8

SCHEDULE II

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

II-1

SCHEDULE III

[Attached]

III-1

Dated as of June 2, 2026

CEMEX, S.A.B. DE C.V.

5.750% Senior Notes due 2036

Guaranteed by

Cemex Corp.

This pricing term sheet relates only to the Notes (as defined below) and should be read together with the preliminary prospectus supplement dated June 1, 2026 (including the documents incorporated by reference therein) relating to the offering of the Notes (the “Preliminary Prospectus Supplement”) before making a decision in connection with an investment in the Notes. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement relating to the Notes to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Cemex, S.A.B. de C.V.

Guarantor:	Cemex Corp.

Issuer Ratings*:	[Intentionally Omitted]

Expected Issue Ratings*:	[Intentionally Omitted]

Offering Format:	SEC-Registered

Ranking:	Senior Unsecured

Security Title:	5.750% Senior Notes due 2036 (the “Notes”)

Currency:	U.S. Dollars

Principal Amount:	U.S.$1,500,000,000

Coupon:	5.750%

Maturity Date:	June 5, 2036

Interest Payment Dates:	June 5 and December 5 of each year, commencing on December 5, 2026

Day Count:	30/360

Price to Investors:	99.572% of principal amount, plus accrued interest, if any, from June 5, 2026

Benchmark Treasury:	UST 4.375% due May 15, 2036

Spread to Benchmark Treasury:	+135 bps

III-2

Benchmark Treasury Price and Yield:	99-11, 4.457%

Yield to Maturity:	5.807%

Optional Redemption:	Prior to March 5, 2036, make-whole call, in whole or in part, at T+25 bps On and after March 5, 2036, par call, in whole or in part

Optional Tax Redemption:	In whole but not in part, at par upon certain changes in withholding taxes

Trade Date:	June 2, 2026

Settlement Date:	June 5, 2026 (T+3)

Denominations / Multiples:	U.S.$2,000 / U.S.$1,000

Clearing:	DTC / Euroclear / Clearstream

CUSIP / ISIN:	151290 CD3 / US151290CD37

Governing Law:	State of New York

Expected Listing:	New York Stock Exchange (application pending)

Joint Bookrunners:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citizens JMP Securities, LLC

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus dated June 1, 2026) with the Securities and Exchange Commission (the “SEC”), for the offering of the Notes. Before you invest in the Notes, you should read the Preliminary Prospectus Supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering of the Notes. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you can request the Preliminary Prospectus Supplement and the accompanying prospectus by contacting: BofA Securities, Inc. at +1 800 294 1322, Citigroup Global Markets Inc. at +1 800 831-9146, Credit Agricole Securities (USA) Inc. at +1 866 807 6030, J.P. Morgan Securities LLC at +1 212 834 4533, Mizuho Securities USA LLC at +1 866 271 7403 and SMBC Nikko Securities America, Inc. at +1 888 868 6856.

III-3

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES OR THE “CNBV”) AND THEREFORE MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO, EXCEPT THAT THE NOTES MAY BE OFFERED AND SOLD IN MEXICO TO INVESTORS THAT QUALIFY AS INSTITUTIONAL OR QUALIFIED INVESTORS SOLELY, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES).

THE TERMS AND CONDITIONS OF THIS OFFERING WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OF OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN THE PROSPECTUS SUPPLEMENT. THE NOTES MAY NOT BE OFFERED, SOLD OR SUBJECT TO INTERMEDIATION ACTIVITIES IN MEXICO, ABSENT AN AVAILABLE EXEMPTION UNDER THE LEY DEL MERCADO DE VALORES (MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND ANY SUBSIDIARY GUARANTOR.

Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is one business day before the date of delivery of the Notes may be required, by virtue of the fact that the Notes initially will settle in three business days (T+3) to specify alternative settlement arrangements to prevent a failed settlement.

The offer and sale of the securities to which this pricing term sheet relates have been registered by the Issuer with the SEC by means of a registration statement on Form F-3ASR (Registration No. 333-296381). This pricing term sheet shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Prohibition of Sales to EEA Retail Investors. In the European Economic Area, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors. In the United Kingdom, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

In the United Kingdom, this pricing term sheet is for distribution only to, and is only directed at, persons who (i) are outside the UK, (ii) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) are high net worth entities or other persons falling within Article 49(2)(a) to (e) of the Order (all such persons being referred to as “relevant persons”). This pricing term sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing term sheet relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

III-4

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of the Notes in any province or territory of Canada other than the provinces of Alberta, British Columbia, Nova Scotia, Ontario, Québec and Saskatchewan, and in those permitted provinces only to investors that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

* * * * *

III-5

SCHEDULE IV

Form of Officers’ Certificate

OFFICERS’ CERTIFICATE

     , 2026

I,      , solely in my capacity as       of      , a       organized under the laws of       (the “Company”), and not in an individual capacity, hereby certify as follows on behalf of the Company pursuant to Section 6(e) of the Underwriting Agreement, dated as of June 2, 2026, executed in connection with the offering by the Company of $1,500,000,000 aggregate principal amount of its 5.750% senior notes due 2036 (the “Underwriting Agreement”):

1. I have carefully examined the Disclosure Package, the Final Prospectus and any supplements or amendments thereto, and the Underwriting Agreement;

2. To the best of my knowledge, the representations and warranties of the Company in the Underwriting Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

3. To the best of my knowledge, since the date of the most recent financial statements incorporated by reference in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

Capitalized terms used but not defined herein have the meaning assigned to them in the Underwriting Agreement.

[Signature page follows]

III-6